Issuer Free Writing Prospectus dated July 21, 2011

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus dated July 6, 2011

Registration Statement No. 333-173022

SUNCOKE ENERGY, INC.

Pricing Term Sheet

This free writing prospectus relates only to the shares of common stock described below and should be read together with the Preliminary Prospectus dated July 6, 2011 relating to this offering (the “Preliminary Prospectus”) included in Amendment No. 5 to the Registration Statement on Form S-1 (Registration No. 333-173022). The following information supplements and updates the information contained in the Preliminary Prospectus. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus. To review a filed copy of the Registration Statement, click on the following link: http://sec.gov/Archives/edgar/data/1514705/000119312511190301/ds1a.htm.

Issuer:	SunCoke Energy, Inc.

Ticker / Exchange for Common Stock:	“SXC” / The New York Stock Exchange

Settlement:	July 26, 2011

Title of Securities:	Common Stock, par value $0.01 per share

Shares of Offered and Sold:	11,600,000 (or a total of 13,340,000 if the underwriters’ over-allotment option to purchase up to 1,740,000 additional shares of the Issuer’s Common Stock is exercised in full)

Public Offering Price per Share:	$16.00 per share / approximately $185,600,000 total (or approximately $213,440,000 total if the underwriters’ over-allotment option to purchase up to 1,740,000 additional shares of the Issuer’s Common Stock is exercised in full)

Underwriters:

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

                       Incorporated

Goldman, Sachs & Co.

Barclays Capital Inc.

Citigroup Global Markets Inc.

Wells Fargo Securities, LLC

Deutsche Bank Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc. PNC Capital Markets LLC Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. UBS Securities LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

On July 20, 2011, the Issuer priced $400,000,000 aggregate principal amount of the 7 5/8% Senior Notes due 2019 described in the Preliminary Prospectus. The offering of the Issuer’s Senior Notes will be completed substantially concurrently with this offering of the Issuer’s Common Stock.

Availability of Prospectus

SunCoke has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents SunCoke has filed with the SEC for more complete information about SunCoke and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a prospectus may be obtained from Credit Suisse by calling 1-800-221-1037, BofA Merrill Lynch by calling 1-866-500-5408, or Goldman, Sachs & Co. by calling 1-866-471-2526.